Exhibit 99.1

Qualys Appoints Joo Mi Kim as New Chief Financial Officer

Joo Mi Kim rejoins Qualys to replace departing CFO Melissa Fisher

FOSTER CITY, Calif. – May 26, 2020 – Qualys, Inc. (NASDAQ: QLYS), a pioneer and leading provider of cloud-based IT, security and compliance solutions, today announced the appointment of Joo Mi Kim as Chief Financial Officer (CFO). Kim will take over from current CFO Melissa Fisher who will depart at the end of the month.

An accomplished leader in financial and strategic planning for technology companies, Joo Mi will play a critical role in leading Qualys to its next stage of growth. She will have worldwide responsibility for all elements of the company’s finance organization, including finance, accounting, investor relations, treasury and tax.

“I’m delighted to be back at Qualys, especially at this time when its innovative cloud platform, product roadmap, and financial strength have well positioned the Company to leverage the global enterprises’ massive shift to cloud-based solutions,” said Joo Mi Kim. “I look forward to working with the executive team and continuing to scale the finance function to support the Company’s highly profitable growth.”

“It is with great pleasure that I welcome Joo Mi back to the Qualys team,” said Philippe Courtot, chairman and CEO of Qualys. “During her past tenure at Qualys, Joo Mi built the foundation of Qualys’ financial systems and processes. This knowledge coupled with her extensive finance and investor expertise will be instrumental as we continue to expand the Qualys Cloud Platform and grow the company.”

Joo Mi brings over 15 years of combined experience in financial planning and operations, investor relations, investment banking, and economic consulting. Most recently, she served as CFO of Impact, a leader in partnership automation, and prior to that was CFO at Aera Technology, an enterprise SaaS company. From 2016 to 2018, Joo Mi served as the Vice President of FP&A and Investor Relations at Qualys. She holds a bachelor’s degree in economics from the University of Chicago and an MBA from The Wharton School of the University of Pennsylvania.

Commenting on Melissa Fisher’s departure, Courtot noted, “We would like to thank Melissa for her many contributions to Qualys and her leadership of the Qualys finance team over the past four years. In fact, Melissa, working with Joo Mi, was a key architect of building our business analytics capabilities and sharing the results with investors to explain the disruptive nature of the powerful cloud platform we have been building over time and of our corresponding business model. We wish her much success in her new position.”

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About Qualys

Qualys, Inc. (NASDAQ: QLYS) is a pioneer and leading provider of cloud-based IT, security and compliance solutions with over 15,700 active customers in more than 130 countries, including a majority of each of the Forbes Global 100 and Fortune 100. Qualys helps organizations streamline and consolidate their security and compliance solutions in a single platform and build security into digital transformation initiatives for greater agility, better business outcomes, and substantial cost savings.

The Qualys Cloud Platform and its integrated Cloud Apps deliver businesses critical security intelligence continuously, enabling them to automate the full spectrum of auditing, compliance, and protection for IT systems and web applications across on premises, endpoints, cloud, containers, and mobile environments. Founded in 1999 as one of the first SaaS security companies, Qualys has established strategic partnerships with leading cloud providers like Amazon Web Services, Microsoft Azure and the Google Cloud Platform, and managed service providers and consulting organizations including Accenture, BT, Cognizant Technology Solutions, Deutsche Telekom, DXC Technology, Fujitsu, HCL Technologies, IBM, Infosys, NTT, Optiv, SecureWorks, Tata Communications, Verizon and Wipro. The Company is also a founding member of the Cloud Security Alliance. For more information, please visit www.qualys.com.

Qualys and the Qualys logo are proprietary trademarks of Qualys, Inc. All other products or names may be trademarks of their respective companies.

Media Contacts:

Tami Casey

Qualys

(650) 801-6196

tcasey@qualys.com